          Exhibit 99.1
Corporate Headquarters
100 Motor Parkway, Suite 160
Hauppauge, NY 11788-5138
Direct Dial: 631-360-9304
Direct Fax: 631-360-9380
brock@bankofsmithtown.net

PRESS RELEASE

Release Date: July 17, 2008

Contact: Ms. Judith Barber
Corporate Secretary

SMITHTOWN BANCORP ANNOUNCES
SECOND QUARTER EARNINGS

Earnings Up 8%

Deposits Increase 14%
Loans Increase 20%

Asset Quality
Remains Strong

Smithtown, NY, July 17, 2008 - Smithtown Bancorp (NASDAQ: SMTB), the parent company of Bank of Smithtown, today announced that the Company had earnings for the second quarter of 2008 of $3,952,503 or $.40 per share. These figures represent an 8% increase in earnings on a year-over-year basis and an 11% increase in earnings on a linked- quarter basis. Basic earnings per share for the last twelve months now stand at $1.51.

Loan growth continued to be exceptionally strong during the second quarter. Loans grew by $230 million to $1.354 billion at the end of the period. This figure represents loan growth of 20% for the quarter. For the first six months of 2008, loans have grown by $370 million, or 38%.

Consistent with the patterns that began last December, 85% of the second quarter net loan growth was in permanent mortgage loans. Generally, these loans are on fully-tenanted commercial or multi-family buildings with seasoned cash flows.

During the second quarter, commercial mortgage loans grew by $109 million, or 23%. During the same period, permanent mortgage loans on existing, fully-tenanted multi-family properties grew by $74 million, or 54%. Residential mortgage loans on 1-to-4 family homes grew by $15 million, or 12%.

For the first six months of 2008, commercial mortgage loans grew by $153 million, or 36%. Multi-family loans (which has been the strongest area of growth) increased by $123 million, or 139%. Single-family residential mortgages increased by $37 million, or 30%.

At June 30, 2008, the average balance of a commercial mortgage loan in the Bank’s portfolio was approximately $1,680,000, with an average loan-to-value ratio of 59%. The average balance of a multi-family loan was approximately $3,461,000, with an average loan-to-value ratio of 57%. For 1-to-4 family residential mortgage loans, the average balance was $518,000, with an average LTV of 54%.

The loan “pipeline” of approved but unfunded commitments at June 30, 2008, was $181 million. This figure is significantly lower than the March 31st pipeline (which was at a record high level of $289 million). During the past three quarters, the Bank has closed and funded approximately 80- 90% of the pipeline during the following 90 days. If this pattern were to continue, and the Bank were to experience payoffs and construction loan advances similar to the second quarter, net loan growth for the third quarter would be similar to that of the first quarter, which was $140 million.

Consistent with reduced construction activity in the area and the Bank’s tightened construction loan standards, the pipeline of committed construction loans that have not yet been closed has been reduced substantially, down from $115 million at March 31st to $47 million at June 30th, a 59% reduction.

Asset quality remained very strong. Nonperforming loans were $2.8 million or .21% of total loans at the end of the quarter. The increase of 7 basis points in nonperformers from March 31st is attributable to one single-family construction loan which management believes is well-secured. Loans 30-89 days past due were at $150,000, or .01% of total loans. Net charge-offs for the first six months were $1,400, or .0001% of average total loans. The Bank does not hold any sub-prime loans, “Alt-A” loans, option ARMs, 2/28 ARMs or loans with teaser rates.

The Company’s capital ratios also remained strong. All of the Company’s regulatory capital ratios are in the “well capitalized” range, with Tier I Leverage at 7.71%, Tier I Risk-Based Capital at 8.67% and Total Risk-Based Capital at 10.36%. The Company regularly monitors its capital ratios and evaluates all of its options in light of its asset growth, earnings growth and market conditions at the time.

Deposits grew substantially during the second quarter. Total deposits grew by $139 million, or 14%. Checking account balances grew by 7%, and money market, savings and NOW balances grew by 8% for the quarter. Total “core deposits” grew by $45 million, or 8%. Certificates of deposit grew by $94 million, or 23%. At June 30, 2008, 55% of the Bank’s deposits were in core deposits, and 45% in CDs. For the first six months of 2008, the Bank’s CD retention rate was 82%, which is consistent with the Bank’s CD retention rate for the past five years.

Bank of Smithtown opened two branches during the second quarter, and both have been very successful. The Greenvale branch in Nassau County opened during early April and collected almost $1 million per day for the first 45 days it was open. The Nesconset branch in Suffolk County opened in early June and collected more than $2 million per week for the first four weeks it was open. As of June 30th, the two newest branches combined had $64 million in deposits. In the Greenvale market, much of the growth has been in CDs, with 17% of the new money being in core deposits. In Nesconset, 70% of the growth has been in core deposits, which is more consistent with the Bank’s experience with other recent new branches in Suffolk County.

In addition to Greenvale and Nesconset, the Bank presently expects to open three or four more new branches during 2008. The Garden City branch in Nassau County is expected to open during August. The Huntington branch in Suffolk County is expected to open in September, with the Manhattan branch expected to open shortly thereafter during either September or October. The Port Jefferson branch in Suffolk County is expected to open toward the end of this year or early next year. The Bank also presently expects to open five or six branches during 2009.

Net interest margin for the first six months was 3.76%. This figure represents a 14 basis point decrease from the first quarter. The decrease was mostly caused by two factors. First, when the Federal Reserve cut interest rates during March and April by 100 basis points, the Bank’s interest income on the $460 million prime-based portion of its loan portfolio was reduced significantly and, as is usually the case, deposit rates did not move down as quickly. Secondly, as the mix of loans in the Bank’s portfolio shifts toward more permanent mortgage loans on multi-family and commercial properties, and away from higher-priced construction loans and interim financing, loan yields have decreased. For the first six months of this year, the average yield on loans was 6.94%.

The Company continued to control noninterest expense effectively, posting an efficiency ratio of 53.46% for the first six months. This figure is higher than that of the first three months because the Bank opened two branches during the second quarter and did not open any new branches during the first quarter. The average efficiency ratio for peer group banks is 61.57%.

The Company’s Chairman & CEO, Brad Rock, commented: “The current economic environment and competitive environment in our market area continues to create opportunities for us. Many of our competitors have had to curtail lending due to capital constraints or liquidity constraints caused by sub-prime mortgage problems and other difficulties. Other competitors have been acquired by large, out-of-state companies that are much less focused on mortgage lending in our market area. Finally, the ‘conduit’ market for commercial mortgage loans has dried up entirely. As a result of these multiple factors, we have greatly increased opportunities for permanent commercial mortgage lending. The loan mix in our portfolio is shifting toward more loans on fully-tenanted multi-family and commercial buildings with seasoned cash flows. We are pleased with this shift because it enables us to continue to grow our loan portfolio while maintaining the strong credit quality that has been a hallmark of our Company for many, many years”.

Mr. Rock added: “We are also pleased with the continued success of our new branches. The Greenvale and Nesconset branches have been very well received in their respective communities, and we expect the new branches in Garden City, Huntington and Chelsea to have similar success when they open in the near future”.

Founded in 1910, Bank of Smithtown is nearing its 100th anniversary as a community bank. The stock of its parent holding company, Smithtown Bancorp, is traded on the NASDAQ Global Market under the symbol “SMTB”. In a recent issue of U.S. Banker magazine, the Company was rated the sixth best “mid-size” bank in the United States, and the 13th best bank of any size. There are approximately 8,300 banks in the United States. Smithtown Bancorp has often been ranked among the top banks in the country, including having been rated #1 by U.S. Banker and other rating services. At various times in the past, the Company’s stock has also been rated by Investors Business Daily and U.S. Today as one of the top stocks in the nation.

* * *
Forward-Looking Statements

This release and other written materials and statements management may make may contain forward-looking statements regarding the Company’s prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are sometimes identified by use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, “appear” or other similar expressions. The Company’s ability to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly actual results may differ materially from anticipated results.

Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, a change in economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; other risk factors disclosed in the Company’s reports filed with the Securities and Exchange Commission; and other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting the Company’s operations, pricing and services.

Investors are cautioned not to place undue reliance on forward-looking statements as a prediction of actual results. The Company undertakes no obligation to republish or revise forward-looking statements to reflect events or circumstances after the date the statements were made or to reflect the occurrences of unanticipated results. Investors are advised, however, to consult any further disclosures the Company makes on related subjects in our reports to the Securities and Exchange Commission.

Consolidated Balance Sheets (in thousands, except share data)
	As of
	June 30, 2008	June 30, 2007
ASSETS
Cash and due from banks	$19,332	$12,738
Federal funds sold	32	8,951
Total cash and cash equivalents	19,364	21,689

Investment securities:
Available for sale:
Obligations of U.S. government agencies	27,378	60,764
Mortgage - backed securities	26,061	2,341
Obligations of state and political subdivisions	4,788	7,075
Other securities	6,464	7,084
Total securities available for sale	64,691	77,264
Held to maturity:
Mortgage - backed securities	-	22
Obligations of state and political subdivisions	111	203
Total securities held to maturity (estimated fair value
$113 in 2008 and $226 in 2007)	111	225
Total investment securities	64,802	77,489

Restricted securities	13,633	2,910

Loans	1,353,947	919,945
Less: allowance for loan losses	9,749	7,699
Loans, net	1,344,198	912,246

Bank premises and equipment	26,507	21,703

Other assets
Cash value of company owned life insurance	19,355	18,574
Goodwill	3,923	2,077
Intangible assets	1,170	1,351
Other real estate owned	6,972	6,972
Other	23,097	18,051
Total other assets	54,517	47,025

Total assets	$1,523,021	$1,083,062

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Demand (non-interest bearing)	$116,234	$101,984
Money market	407,113	352,598
NOW	29,231	38,051
Savings	62,184	53,856
Time	497,955	397,124
Total deposits	1,112,717	943,613

Dividends payable	393	392
Other borrowings	274,275	38,605
Subordinated debt	38,836	18,217
Other liabilities	11,061	8,764
Total liabilities	1,437,282	1,009,591

Stockholders' equity
Common stock - $.01 par value (20,000,000 shares authorized at June 30, 2008 and 2007; 11,886,341 shares issued, 9,834,477 shares outstanding at June 30,
2008; 11,852,374 shares issued, 9,800,510 shares outstanding at June 30, 2007)	119	119
Additional paid in capital	26,136	4,345
Retained earnings	70,971	79,352
Accumulated other comprehensive loss	(1,425)	(283)
	95,801	83,533
Treasury stock (2,051,864 shares at cost)	(10,062)	(10,062)
Total stockholders' equity	85,739	73,471

Total liabilities and stockholders' equity	$1,523,021	$1,083,062

Consoidated Statements of Income (in thousands, except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Interest income
Loans	$20,703	$18,380	$39,965	$36,093
Federal funds sold	157	198	165	509
Investment securities:
Taxable:
Obligations of U.S. government agencies	213	744	486	1,603
Mortgage - backed securities	284	33	522	70
Other securities	95	88	219	136
Subtotal	592	865	1,227	1,809
Exempt from federal income taxes:
Obligations of state & political subdivisions	53	71	111	150
Other interest income	205	53	330	112
Total interest income	21,710	19,567	41,798	38,673

Interest expense
Money market accounts (including savings)	2,769	3,923	6,119	7,458
Time deposits of $100,000 or more	1,974	1,864	3,770	3,823
Other time deposits	2,753	2,781	5,425	5,716
Other borrowings	1,438	409	2,327	793
Subordinated debt	616	344	1,038	688
Total interest expense	9,550	9,321	18,679	18,478
Net interest income	12,160	10,246	23,119	20,195
Provision for loan losses	700	300	1,500	700
Net interest income after provision for loan losses	11,460	9,946	21,619	19,495

Noninterest income
Trust and investment services	194	237	376	396
Service charges on deposit accounts	528	468	1,032	895
Revenues from insurance agency	805	884	1,853	1,787
Increase in cash value of company owned life insurance	196	189	394	419
Other	510	432	924	939
Total noninterest income	2,233	2,210	4,579	4,436

Noninterest expense
Salaries	3,360	2,977	6,506	5,969
Pension and other employee benefits	862	736	1,711	1,476
Net occupancy expense of bank premises	1,309	1,013	2,444	2,033
Furniture and equipment expense	667	672	1,324	1,317
Amortization of intangible assets	106	120	213	240
Other	1,487	1,099	2,565	2,227
Total noninterest expense	7,791	6,617	14,763	13,262
Income before income taxes	5,902	5,539	11,435	10,669
Provision for income taxes	1,951	1,863	3,909	3,614
Net income	$3,951	$3,676	$7,526	$7,055

Earnings per share
Basic earnings per share	$0.40	$0.38	$0.77	$0.73
Diluted earnings per share	$0.40	$0.38	$0.77	$0.73

Cash dividends declared	$0.04	$0.04	$0.08	$0.08
Weighted average common shares outstanding	9,790,408	9,768,794	9,788,837	9,767,779
Weighted average common equivalent shares	9,791,297	9,771,572	9,789,952	9,770,758

Comprehensive income	$3,667	$3,566	$6,274	$7,103

Selected Financial Data
(in thousands, except per share data)
	For the Three Months Ended
	June 30, 2008	June 30, 2007

Basic earnings per share (1)	$0.40	$0.38
Diluted earnings per share (1)	0.40	0.38

Assets	$1,523,021	$1,083,062
Loans	1,353,947	919,944
Deposits	1,112,717	943,613

Return on Average Equity	18.76	20.43
Cash Return on Average Equity (2)	19.09	20.87
Return on Average Tangible Equity (3)	19.97	21.45
Cash Return on Average Tangible Equity (4)	20.32	21.91

Return on Average Assets	1.11	1.38
Cash Return on Average Assets (2)	1.13	1.41
Return on Average Tangible Assets (3)	1.11	1.38
Cash Return on Average Tangible Assets (4)	1.13	1.41

Tangible Equity/Assets	5.30	6.47
Tier I Leverage	7.71	8.26
Tier I Risk Based Capital Ratio	8.67	9.75
Total Risk Based Capital Ratio	10.36	10.62

Net Interest Margin	3.64	4.11

Efficiency	54.26	53.34
Efficiency - Cash Basis	53.52	52.40

(1) Reflects the effect of a 10% stock dividend payable to all shareholders of record on March 16,
2007 and payable on April 2, 2007.
(2) Excludes amortization of intangibles.
(3) Excludes intangible assets.
(4) Excludes amortization of intangibles and intangible assets.

Selected Financial Data
(in thousands, except per share data)
	For the Six Months Ended
	June 30, 2008	June 30, 2007

Basic earnings per share (1)	$0.77	$0.73
Diluted earnings per share (1)	0.77	0.73

Assets	$1,523,021	$1,083,062
Loans	1,353,947	919,944
Deposits	1,112,717	943,613

Return on Average Equity	18.17	20.08
Cash Return on Average Equity (2)	18.51	20.53
Return on Average Tangible Equity (3)	19.36	21.11
Cash Return on Average Tangible Equity (4)	19.72	21.58

Return on Average Assets	1.15	1.33
Cash Return on Average Assets (2)	1.17	1.36
Return on Average Tangible Assets (3)	1.15	1.33
Cash Return on Average Tangible Assets (4)	1.17	1.36

Tangible Equity/Assets	5.30	6.47
Tier I Leverage	7.71	8.26
Tier I Risk Based Capital Ratio	8.67	9.75
Total Risk Based Capital Ratio	10.36	10.62

Net Interest Margin	3.76	4.07

Efficiency	53.46	54.13
Efficiency - Cash Basis	52.70	53.17

(1) Reflects the effect of a 10% stock dividend payable to all shareholders of record on March 16,
2007 and payable on April 2, 2007.
(2) Excludes amortization of intangibles.
(3) Excludes intangible assets.
(4) Excludes amortization of intangibles and intangible assets.